Filed Pursuant to Rule 424(b)(5)
File Number 333-64286
File Number 333-79025

Prospectus Supplement

(To Prospectus dated July 10, 2001)

Knight-Ridder, Inc.

$200,000,000

4.625% Notes due 2014

Interest payable May 1 and November 1

Issue price:    99.376%

The notes will mature on November 1, 2014. Interest will accrue from November 4, 2004. We may redeem the notes in whole or in part at any time and from time to time at the redemption prices described on page S-6.

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Us
Per Note	99.376%	.650%	98.726%
Total	$198,752,000	$1,300,000	$197,452,000

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about November 4, 2004.

Joint Bookrunners

JPMorgan	Banc of America Securities LLC	Wachovia Securities

Co-Manager

SunTrust Robinson Humphrey

November 1, 2004

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Knight-Ridder, Inc. since the date of this prospectus supplement or that the information contained or incorporated by reference herein or in the accompanying prospectus is correct as of any time subsequent to the date of such information.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise indicated, the terms “Knight Ridder,” “we,” “us” or “our” mean Knight-Ridder, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

Certain statements made in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements with respect to our financial condition, results of operations and business, and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated.

Potential risks and uncertainties that could adversely affect our financial condition, results of operations and business, and our expectations or beliefs concerning future events include, without limitation, the following factors: (a) increased consolidation among major retailers or other events that may adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of our principal newspaper markets that may lead to decreased circulation or decreased local or national advertising; (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint costs over the levels anticipated; (e) labor disputes or shortages that may cause revenue declines or increased labor costs; (f) disruptions in electricity and natural gas supplies and increases in energy costs; (g) increases in health and welfare, pension and postretirement costs; (h) increases in business insurance costs; (i) a decline in the value of companies that we invest in that must be recorded as a charge to earnings; (j) acquisitions of new businesses or dispositions of existing businesses; (k) increases in interest or financing costs or availability of credit; (l) rapid technological changes and frequent new product introductions prevalent in electronic publishing, including the evolution of the Internet; and (m) acts of war, terrorism, natural disaster or other events that may adversely affect our operations or the operations of our key suppliers.

KNIGHT-RIDDER, INC.

Knight Ridder was formed in 1974 by a merger between Knight Newspapers, Inc. and Ridder Publications, Inc. and was reincorporated in Florida in 1976.

We are the nation’s second largest newspaper publisher based on circulation, with products in print and online. We publish 31 daily newspapers in 28 U.S. markets, with a readership of 8.7 million daily and 12.6 million Sunday. We also have investments in a variety of Internet and technology companies (including CareerBuilder) and two newsprint mill companies. Our Internet operation, Knight Ridder Digital, develops and manages our online properties. Knight Ridder Digital is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 100 U.S. markets.

Our executive offices are located at 50 West San Fernando Street, Suite 1500, San Jose, California 95113, and our telephone number at this address is (408) 938-7700.

USE OF PROCEEDS

We will use the net proceeds from the sale of the notes for general corporate purposes, including without limitation reduction of commercial paper borrowings, working capital and acquisitions. At October 22, 2004, $410,542,000 of such commercial paper was outstanding at an average annualized interest rate of 1.82% and average maturity of 36 days. The proceeds from these commercial paper borrowings were used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Nine Months Ended		Year Ended
September 26, 2004	September 28, 2003	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000	December 26, 1999
7.8	6.3	6.9	7.0	4.1	5.2	6.3

The ratio of earnings to fixed charges is computed by dividing pre-tax earnings (as adjusted for fixed charges other than capitalized interest and undistributed equity income from unconsolidated subsidiaries) by fixed charges for the period. Fixed charges include the interest on debt (whether expensed or capitalized), the interest component of rental expense, and the proportionate share of interest expense on guaranteed debt of certain equity-method investees and on debt of 50%-owned companies.

DESCRIPTION OF THE NOTES

The 4.625% notes due 2014 are a series of debt securities as described in the accompanying prospectus. The following description of the particular terms of the notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. References in this section to “we,” “us” or “our” refer to Knight-Ridder, Inc. and do not refer to or include subsidiaries of Knight-Ridder, Inc. Capitalized terms used and not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus or in the indenture referred to in this prospectus supplement.

General

The notes will be issued under a supplemental indenture, dated as of November 1, 2004, between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as original trustee, and The Bank of New York Trust Company, N.A., as series trustee, to the indenture, dated as of November 4, 1997, between us and JPMorgan Chase Bank, as original trustee, which is more fully described in the accompanying prospectus. We will issue the notes in an initial aggregate principal amount of $200,000,000. The notes will mature on November 1, 2014 and will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

The notes will bear interest at the annual rate of 4.625% from November 4, 2004, or the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 2005, to the persons in whose names the notes are registered at the close of business on April 15 or October 15 preceding the respective interest payment date.

The notes will not be subject to any sinking fund.

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding. Neither the indenture nor the notes restrict us or our subsidiaries from incurring indebtedness. With respect to the assets of our subsidiaries, holders of the notes will effectively have a junior position to claims of creditors of those subsidiaries.

So long as the notes are represented by a global certificate, the interest payable on the notes will be paid to Cede & Co., the nominee of The Depository Trust Company, or DTC, as depositary, or its registered assigns as the registered owner of the global certificate, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If the notes are no longer represented by a global certificate, payment of interest may, at our option, be made by check mailed to the address of the person entitled to payment. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The notes will be subject to the defeasance and the covenant defeasance provisions described in the accompanying prospectus under the caption “Description of Debt Securities – Defeasance and Covenant Defeasance.”

We may without the consent of the holders of the notes, issue additional notes of the same series, having the same ranking and the same interest rate, maturity and other terms, as the notes.

The Bank of New York Trust Company, N.A. and its affiliates have in the past engaged, and may in the future engage, in other commercial banking transactions with us. Pursuant to the Trust Indenture Act, upon the occurrence of a default with respect to the notes, The Bank of New York Trust Company, N.A. may be deemed to have a conflicting interest by virtue of any business relationships with us. In that event, The Bank of New York Trust Company, N.A. would be required to resign as series trustee or eliminate the conflicting interest.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the redemption date. The redemption price is calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate”, which is to be determined on the third Business Day preceding the redemption date, means (1) the arithmetic mean of the yields under the heading “Week Ending” published in the Statistical Release most recently published prior to the date of determination under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus (2) .125%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal will be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the notes, then such other reasonably comparable index which shall be designated by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry, Delivery and Form

The notes will be represented by global debt securities that will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants, called direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging

Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations, or indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to direct and indirect participants are on file with the Commission.

Purchase of interests in the notes under the DTC system must be made by or through direct participants, which will receive a credit for such interests on DTC’s records. The ownership interest of each actual purchaser of interests in the notes, known as a beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as described below.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the interest in the notes. DTC’s records reflect only the identity of the direct participants to whose accounts interests in the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (or any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts interests in the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our paying agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or our paying agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our paying agent, disbursement of such payments to direct participants will be the responsibility of DTC and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or our paying agent. Under such circumstances, in the event that a successor depository is not obtained, certificated notes will be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC or a successor depository. In that event, certificated notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement and the pricing agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities Inc.	$60,000,000
Banc of America Securities LLC	60,000,000
Wachovia Capital Markets, LLC	60,000,000
SunTrust Capital Markets, Inc.	20,000,000

Total	$200,000,000

Under the terms and conditions of the underwriting agreement and the pricing agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes. The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of ..40% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of .25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Some of the underwriters may make the securities available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from these underwriters based on transactions they conduct through the system. These underwriters will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes.

Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $330,000.

In the ordinary course of their respective business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates, for which they have received, and may in the future receive, customary fees. Affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and SunTrust Capital Markets, Inc. act as lenders and/or agents under our existing credit facility. In addition, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), an affiliate of J.P. Morgan Securities Inc., is the original trustee under the indenture under which the notes are to be issued.

GENERAL INFORMATION

Governing Law

The notes, the indenture, the supplemental indenture, the pricing agreement and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

The notes have been accepted for clearance through DTC and have been assigned CUSIP No. 499040 AN 3.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Web site at http://www.sec.gov. You may also read reports and other information that we have filed with the New York Stock Exchange, on which our common stock is listed, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Commission’s rules allow us to “incorporate by reference” information we file with them. This means that we can disclose important information to you by referring you directly to those publicly available documents. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the Commission after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 28, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 28, 2004, June 27, 2004 and September 26, 2004;

•	Current Report on Form 8-K filed February 2, 2004;

and any future filings made with the Commission under Sections 13(a),13(c),14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the notes covered by this prospectus supplement have been sold.

VALIDITY OF NOTES

The validity of the notes offered by this prospectus supplement and certain other legal matters will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California and as to certain matters of Florida law by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. The validity of the notes offered by this prospectus supplement will be passed upon for the Underwriters by Sullivan & Cromwell LLP, Palo Alto, California. Orrick, Herrington & Sutcliffe LLP and Sullivan & Cromwell LLP will rely as to all matters of Florida law upon the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule, included in our Annual Report on Form 10-K for the year ended December 28, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our consolidated financial statements and schedule are incorporated by reference in this prospectus supplement in reliance upon Ernst & Young LLP’s report, given upon their authority as experts in accounting and auditing.

$700,000,000

KNIGHT-RIDDER, INC.

Debt Securities

Knight-Ridder, Inc. may from time to time issue up to $700,000,000 aggregate principal amount of debt securities. The accompanying prospectus supplement will specify the terms of the securities.

Knight Ridder may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Neither the securities and exchange commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 10, 2001.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the supplement to this prospectus is accurate as of the date on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale. This prospectus may not be used to consummate sales of debt securities unless accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this prospectus and the accompanying prospectus supplement as the “Commission”. You may read and copy any document we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings (file number 1-7553) are also available to the public at the Commission’s web site at http://www.sec.gov. You may also read any copy of these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company’s common stock, par value $.02 1/12 per share is listed on the exchange.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the Commission will automatically update or supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, our Quarterly Report on Form 10-Q for the quarter ended April 1, 2001, our current report on Form 8-K filed June 1, 2001 and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until that time when all of the securities covered by this prospectus have been sold.

You may request a copy of these filings, at no cost, by writing or telephoning us as follows:

Knight-Ridder, Inc.

50 West San Fernando Street

San Jose, CA 95113

Attn: Corporate Secretary

Phone: (408) 938-7700

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in or incorporated by reference into this prospectus, including the documents we incorporate by reference, are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results and events to differ materially from those anticipated.

Potential risks and uncertainties that could adversely affect our ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events that might adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of our principal newspaper markets that might lead to decreased circulation or decreased local or national advertising; (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint costs over the levels anticipated; (e) labor disputes that might cause revenue declines or increased costs; (f) disruptions in electricity and natural gas supplies and increases in energy costs; (g) acquisitions of new businesses or dispositions of existing businesses; (h) increases in interest or financing costs; and (i) rapid technological changes and frequent new product introductions prevalent in electronic publishing, including the evolution of the Internet.

KNIGHT-RIDDER, INC.

Knight Ridder is the nation’s second largest newspaper publisher, with products in print and online. We publish 32 daily newspapers in 28 U.S. markets, with a readership of approximately 8.5 million daily and approximately 12.6 million on Sunday. We also have investments in a variety of Internet and technology companies and two newsprint production companies. Our Internet operation, KnightRidder.com, creates and manages a variety of online services, including the Real Cities Network of regional hubs in 40 U.S. markets. Our newspapers are dedicated to serving their respective communities with high quality and independent journalism. We have won 73 Pulitzer prizes, including 14 in the past ten years.

Our principal executive offices are located at 50 West San Fernando Street, San Jose, California 95113 (telephone: (408) 938-7700).

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of debt securities will be used for general corporate purposes, including refinancing of indebtedness, working capital increases, capital expenditures, share repurchases and possible future acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Quarter Ended		Year Ended
	April 1, 2001	March 26, 2000	December 31, 2000	December 26, 1999	December 27, 1998	December 28, 1997	December 27, 1996
Ratio of Earnings to Fixed Charges	3.5	10.7	5.3	6.2	5.3	7.1	4.0

The ratio of earnings to fixed charges is computed by dividing earnings (as adjusted for fixed charges and undistributed equity income from unconsolidated subsidiaries) by fixed charges for the period. Fixed charges include the interest on debt (whether expensed or capitalized), the interest component of rental expense, and the proportionate share of interest expense on guaranteed debt of certain equity-method investees and on debt of 50%-owned companies.

DESCRIPTION OF DEBT SECURITIES

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes the financial and legal terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of the series in which you may invest are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture”. The indenture is a contract between us and The Chase Manhattan Bank, which acts as trustee. We amended the indenture on June 1, 2001 by the first supplemental indenture, between us, The Chase Manhattan Bank, as original trustee, and The Bank of New York, as series trustee. The first supplemental indenture provides a means by which a new trustee may be appointed for each series of securities issued under the indenture. All references to “trustee” in this prospectus refer to The Chase Manhattan Bank, as original trustee, or any trustee appointed by us to act as trustee with respect to one or more series of debt securities as described in a prospectus supplement.

The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described on page 11 under “Remedies If an Event of Default Occurs”. Second, the trustee performs administrative duties for us, such as arranging to send you interest payments, transferring your debt securities and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the Commission as part of our registration statement. See “Where You Can Find More Information” on page 3 for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. We include references in parentheses to certain sections of the indenture. Wherever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

General

As noted above, we may issue debt securities in distinct series at various times. The indenture does not place any limit on the maximum amount of debt securities we may issue, although we may specify a maximum aggregate principal amount for any particular series of debt securities. (Section 301)

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Neither the indenture nor the debt securities restrict our subsidiaries from incurring indebtedness. Holders of the debt securities will effectively have a junior position to claims of creditors of our subsidiaries.

We may without the consent of the holders of the debt securities, issue additional debt securities of the same series, having the same ranking and the same interest rate, maturity and other terms, as the debt securities.

Information That Will Be Specified In The Prospectus Supplement

The prospectus supplement specifies the following terms of the particular debt securities we are offering you:

•	Price of the debt securities;

•	Title of the debt securities;

•	Any limit on the maximum aggregate principal amount of the debt securities;

•	The date or dates on which we must repay principal;

•	The interest rate which the debt securities will bear, whether the rate will be fixed or variable, the date from which interest will accrue, the dates on which we must pay interest, the record dates for receiving interest payments and the person to whom interest is to be paid if other than the registered holder on the record date;

•	Place where principal and interest will be paid or other means for us to pay you principal and interest;

•	Whether and how the debt securities may be redeemed before maturity, whether by us at our option or by you at your option, including the price at which the debt securities may be so redeemed;

•	Whether we must periodically set aside monies in a “sinking fund” to redeem part of the debt securities from time to time, and if so, the terms for that arrangement;

•	The denominations in which the debt securities will be issued, if other than $1,000 and integral multiples of $1,000;

•	Whether any amount payable on the debt securities will be determined by reference to an index or by a formula, and how those amounts will be determined;

•	Any foreign currency in which we may pay the debt securities; the manner in which the principal amount would be translated into U.S. dollars if necessary, such as to determine the principal amount outstanding when voting with other series of debt securities;

•	Any alternate currency in which we may pay the debt securities (whether at our option or yours), and the periods and terms for payment;

•	How much of the principal amount of the debt securities will be payable upon declaration of acceleration of their maturity, if more or less than the entire principal amount;

•	If the actual principal amount payable at the scheduled maturity of any debt securities will not be known at all times prior to the scheduled maturity, the amount to be the principal amount (or the manner of calculating it), including the principal amount that will be due and payable upon any maturity earlier than the scheduled maturity or that will be treated as outstanding;

•	Whether some or all of the debt securities are defeasible as described under “Defeasance and Covenant Defeasance — Defeasance and Discharge” on page 13 or “Defeasance and Covenant Defeasance — Covenant Defeasance” on page 13;

•	Whether any debt securities will be in the form of a global security, the wording of any legal legend to be placed on any global security in addition to or instead of the legend referred to under “Global Securities” on page 7 and, if different from those described in that subsection, any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

•	Any addition to or change in the events of default described on page 11 for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of any of the debt securities due and payable prior to their scheduled maturity;

•	Any addition to or change in the covenants in the indenture described under “Restrictive Covenants” on page 9 applicable to any of the debt securities;

•	Whether the debt securities may be converted to or exchanged for stock or other securities of ours or another entity, the terms of conversion or exchange and any adjustments thereto, and the period during which the debt securities may be converted or exchanged;

•	Whether the debt securities will be subordinate to any other debt securities and, if so, the terms of such subordination; and

•	Any other terms of the debt securities.

If applicable, the prospectus supplement also describes any special United States federal income tax or other considerations relating to the debt securities, such as when debt securities are sold at original issue discount or denominated in a foreign currency.

Form, Exchange And Transfer

Except as provided in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples or as described in the prospectus supplement. (Section 302)

You may exchange your debt securities for other debt securities of the same series, aggregate principal amount and terms with different authorized denominations. (Section 305)

You may arrange to exchange or transfer your debt securities at the office of the trustee, which will act as the security registrar and transfer agent. (Section 305) You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made after the security registrar is satisfied with your evidence of title.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may approve a change in the office through which the transfer agent acts, but we must have a transfer agent in each place of payment for the debt securities. (Section 1002)

If we redeem less than all of the debt securities of a particular series, we are not required to (1) register the transfer of or exchange any debt security during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of the mailing or (2) register the transfer of or exchange any debt security selected for redemption (except the unredeemed portion of any debt security being redeemed in part). (Section 305)

Global Securities

The prospectus supplement indicates whether any of the debt securities we are offering you may be represented by a global security. The aggregate principal amount of the global security equals the sum of the principal amounts of all the debt securities it represents. The global security will be registered in the name of a depositary, which is identified in the prospectus supplement, or its nominee and will be deposited with the depositary or nominee or a custodian.

There will be a legend on the global security that describes the restrictions on exchanges and transfers explained in the next paragraph.

Limitation On Your Ability To Obtain Securities Registered In Your Name

The global security will not be registered in the name of any person, or exchanged for debt securities that are registered in the name of any person, other than the depositary unless:

•	the depositary notifies us that it is unwilling, unable or no longer qualified to continue acting as depositary;

•	an event of default with respect to the debt securities represented by the global security has occurred and is continuing; or

•	any other circumstances described in the prospectus supplement exist.

In those circumstances, the depositary will determine in whose names any securities issued in exchange for the global security shall be registered. (Sections 204 and 305)

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes, and as a result:

•	You cannot get debt securities registered in your name if they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities it represents for any purpose; and

•	All payments on the global security will be made to the depositary or its nominee.

Note that the laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global security to these types of purchasers.

Beneficial Interests In Global Securities

Only institutions (such as a securities broker or dealer) that have accounts with the depositary or its nominee (and are called “participants”) and persons that may hold beneficial interests through participants can own a beneficial interest in the global security. The only place where the ownership of beneficial interests in the global security will appear and the only way the transfer of those interests can be made will be on the records kept by the depositary (the interests of the participants) and on the records kept by those participants (the interests of persons holding their interests through participants).

The policies and procedures of the depositary, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global security. We and the trustee have no responsibility or liability for any aspect of the depositary’s or any participants’ records relating to beneficial interests in the global security, including for payments made on the global security, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Payment And Paying Agents

We will pay interest on a debt security that is due on an interest payment date to the person in whose name the debt security is registered at the close of business on the record date for that interest. (Section 307)

We will pay amounts due on the debt securities at the office of the paying agent or paying agents that we designate for that purpose from time to time. We have designated the corporate trust office of the trustee in the city of New York as a paying agent for payments with respect to the debt securities. If we have designated additional initial paying agents, they are named in the prospectus supplement. We may cancel the designation of any particular paying agent or approve a change in the office through which any paying agent acts, but we must have a paying agent in each place of payment for the debt securities. (Section 1002)

All money paid by us to a paying agent for the payment of amounts due on the debt securities which remain unclaimed at the end of two years will be repaid to us, and after that time the holder of the debt securities may look only to us and not to the trustee or the paying agent or any other person for payment. (Section 1003)

Restrictive Covenants

Restrictions On Mortgages

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and the other direct holders of the debt securities) or over our general creditors if we fail to pay them back. These preferential rights are called “mortgages”. We promise that we and our subsidiaries will not become obligated on any new debt that is secured by a mortgage on any Principal Properties of us or our Restricted Subsidiaries, or on any shares of stock or debt of any of our Restricted Subsidiaries, unless we grant an equivalent or higher-ranking mortgage on the same property to you and the other direct holders of the debt securities.

We do not need to comply with this restriction if the amount of all debt that would be secured by mortgages on Principal Properties (but not including secured debt described in the next paragraph) is less than 15% of our shareholders’ equity as of the end of the latest fiscal year.

This restriction on mortgages does not apply to debt secured by certain types of mortgages, and we can disregard debt secured by such mortgages when we calculate the limits imposed by this restriction. These types of mortgages are:

•	Mortgages on the property of any of our Restricted Subsidiaries, or on their shares of stock or debt, if those mortgages existed at the time that corporation became a Restricted Subsidiary;

•	Mortgages in favor of us or our Restricted Subsidiaries;

•	Certain mortgages in favor of governmental entities;

•	Mortgages on property that existed at the time we acquired the property (including property we may acquire through a merger or similar transaction), that were granted in order to secure the purchase price of the property (sometimes called “purchase money mortgages”) or were granted for the purpose of financing the purchase price or construction of the property within 180 days after the latest of acquisition, completion of construction or commencement of full operation of such property;

•	Mortgages that extend, renew or replace any of the types of mortgages listed above;

•	Certain statutory liens or other similar liens arising in the ordinary course of our business or of a Restricted Subsidiary;

•	Certain pledges, deposits or liens made or arising under worker’s compensation or similar legislation, self-insurance arrangements or in certain other circumstances;

•	Certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards being contested or appealed in good faith by us or a Restrictive Subsidiary;

•	Liens for certain taxes or assessments, landlord’s liens on leases made, or property acquired, in the ordinary course of business, and other liens which were not incurred in connection with the borrowing of money and which do not, in our opinion materially impair the use of the property; and

•	Mortgages on property created in contemplation of the sale of the property; provided that we must have disposed of the property within 180 days after the creation of the mortgages and that any debt secured by these mortgages is without recourse to us or any of our subsidiaries. (Section 1007)

We and our subsidiaries are permitted to have as much unsecured debt as we may choose.

Restrictions On Sales And Leasebacks

We promise that neither we nor any of our Restricted Subsidiaries will enter into any sale and leaseback transaction involving a Principal Property, unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us or a Restricted Subsidiary and a bank, insurance company or other lender or investor where we or the Restricted Subsidiary lease a property which was or will be sold by us or the Restricted Subsidiary to that lender or investor.

We can comply with this restrictive covenant in either of two different ways. First, we will be in compliance if we or our Restricted Subsidiary could grant a mortgage on the Principal Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking mortgage to you and the other direct holders of the debt securities under the restriction on mortgages described above. Second, we can comply if we retire an amount of debt, within 90 days of the transaction, equal to at least the Attributable Debt for the sale and leaseback transaction.

This restriction on sales and leaseback transactions does not apply to any sale and leaseback transaction that is between us and one of our Restricted Subsidiaries or between Restricted Subsidiaries, or that involves a lease for a period of three years or less or that involves a lease entered into within 120 days after the latest of the acquisition, completion of construction or commencement of full operation of the Principal Property. (Section 1008)

Certain Definitions Relating To Our Restrictive Covenants

Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the relevant transaction) of the total net amount of rent that is required to be paid by a lessee during the remaining term of any lease.

A “Principal Property” is any land, building, machinery and equipment which would be reflected on our consolidated balance sheet prepared in accordance with United States generally accepted accounting principles, except for tangible property located outside the United States and for any of those properties that our board of directors has determined are not of material importance to the total business that we and our subsidiaries conduct.

A “Restricted Subsidiary” means any of our subsidiaries except one which does not transact a substantial portion of its business in the United States or does not regularly keep a substantial portion of its physical properties in the United States, or one that does not own or hold any Principal Property. A “subsidiary” is a corporation in which we and/or one or more of our other subsidiaries owns more than 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

Consolidation, Merger, Conveyance, Transfer Or Lease

We are generally permitted to consolidate or merge with another person, or to convey, transfer or lease all or substantially all of our property or assets or acquire all or substantially all of the property or assets of another person. However, we may not do so unless the following conditions are met:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized under the laws of any domestic jurisdiction and it assumes by a supplemental indenture our obligations on the debt securities and our performance and observance of the covenants in the indenture;

•	immediately after giving effect to the transaction, and treating any indebtedness which becomes our obligation or the obligation of our subsidiary as a result of the transaction as having been incurred by us at the time of the transaction, no event of default (and no event which, after notice or lapse of time or both, would become an event of default) shall have happened and be continuing;

•	if, as a result of the transaction, any of our property would become subject to a mortgage that would not be permitted under the limitation on mortgages described above under “Restrictive Covenants” on page 9, we take whatever steps as are necessary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by that mortgage; and

•	certain other conditions are met. (Section 801)

Events Of Default

The term “event of default” means any of the following:

•	we do not pay interest on any debt security for 30 days;

•	we do not pay the principal or any premium on any debt security when due;

•	we do not deposit any sinking fund payment when due;

•	we do not perform any other covenant in the indenture for 90 days after written notice by the trustee or the holders of at least 25% of the outstanding debt securities of that series;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default described in the prospectus supplement. (Section 501)

Remedies If An Event Of Default Occurs

If an event of default (other than certain events in bankruptcy, insolvency or reorganization) has occurred and is continuing, the trustee or the holders of at least 50% in aggregate principal amount of the debt securities of the relevant series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable.

If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be due and immediately payable automatically, without any action by the trustee or any holder of the debt securities.

Subject to certain conditions, any declaration of acceleration may be rescinded by the holders of not less than 50% in aggregate principal amount of the debt securities of that series. (Section 502)

Except in cases of default, where the trustee has certain duties, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request of any holders unless the holders offer the trustee reasonable indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee, for debt securities of that series. (Section 512)

Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, the following must occur:

•	you must have given the trustee written notice of a continuing event of default;

•	the holders of at least 33 1/3% of the aggregate principal amount of all outstanding debt securities of the relevant series must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking action;

•	the trustee must not have taken action for 60 days after receipt of notice and offer of indemnification; and

•	no direction inconsistent with the written request has been given to the trustee during the 60 day period by holders of a majority in principal amount of the outstanding debt securities. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of amounts due on your debt security on or after the due date. (Section 508)

We will furnish to the trustee every year a statement of certain of our officers as to their knowledge of any default by us in performing our obligations under the indenture. (Section 1009)

Modification And Waiver

The consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by a modification or amendment is required to make the modification or amendment to the indenture. However, the following actions require the consent of the holder of each outstanding debt security affected:

•	change the scheduled maturity of the principal or any installment of interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security;

•	change the place or currency of payment on a debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•	reduce the percentage of holders whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify the provisions dealing with modification and waiver of the indenture. (Section 902)

The holders of at least a majority in principal amount of the outstanding debt securities of the affected series must consent to waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of the affected series may waive any past default, except a payment default and default in the certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of that series. (Section 513)

In determining what constitutes “outstanding debt securities”:

•	for original issue discount debt securities, the principal amount that would be due and payable on the date in question if the maturity of those debt securities were accelerated to that date will be considered outstanding;

•	for debt securities the principal amount of which is not determinable (for example, because it is based on an index), an amount determined in the manner prescribed for that debt security will be considered to be outstanding; and

•	for debt securities denominated in one or more foreign currencies or currency units, the U.S. dollar translation of the amount calculated in the manner prescribed for that debt security will be considered outstanding.

Debt securities will not be considered outstanding if they are owned by us, money for their payment or redemption has been deposited or set aside in trust for the holders of the debt securities or they have been fully defeased as described under “Defeasance and Covenant Defeasance — Defeasance and Discharge” below. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to take any action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or any other shorter period as we may specify (or as the trustee may specify, if it set the record date), which period may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance And Covenant Defeasance

The following discussion of defeasance and covenant defeasance will be applicable to the debt securities we are offering you only to the extent specified in the prospectus supplement. (Section 1301)

Defeasance And Discharge

We can elect to be discharged from all of our obligations under the debt securities if:

•	we deposit in trust for the benefit of you and the other holders of the debt securities money and/or government securities sufficient to pay amounts due on the debt securities on their respective scheduled maturities; and

•	we deliver an opinion of counsel to the trustee to the effect that an IRS ruling or a change in tax law provides that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of that deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same amount in the same manner and at the same times as would have been the case if that deposit, defeasance and discharge had not occurred. (Sections 1302 and 1304)

Covenant Defeasance

We can elect not to comply with certain restrictive covenants, including those described under “Restrictive Covenants” on page 9 and in the third bullet point under “Consolidation, Merger, Conveyance, Transfer or Lease” on page 10 and any that may be described in the applicable prospectus supplement and that the occurrence of certain events of default, which are described in the fourth and sixth bullet points under “Events of Default” on page 11 and any that are described in the prospectus supplement, will not be events of default, provided that we:

•	deposit in trust for the benefit of you and the other Holders of debt securities money and/or government securities sufficient to pay amounts due on the debt securities on their respective scheduled maturities; and

•	deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of that deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if that deposit and defeasance had not occurred.

Note that the amount of moneys and U.S. government obligations deposited in trust may not be sufficient to pay amounts due on debt securities upon an acceleration resulting from an event of default. In such a case, we will remain liable for the payments. (Sections 1303 and 1304)

Notices

Notices to you will be mailed to your address as it appears in the security register. (Section 106)

Title

We and the trustee and our respective agents may treat the person in whose name your debt security is registered as the absolute owner thereof for all purposes, including making payment to that person.

Concerning The Trustee

We maintain deposit accounts and banking and borrowing relations with The Chase Manhattan Bank, including our revolving credit agreements, under which they are a lending bank. The Bank of New York is also a lender under one of our revolving credit agreements and has in the past, and may in the future, engage in other commercial banking transactions with us. As of April 1, 2001, we had no outstanding borrowings under our revolving credit agreements. The Chase Manhattan Bank is the issuing and paying agent for our commercial paper borrowings.

The Chase Manhattan Bank is also trustee of the 6.3% Senior Notes due 2005, the 8.5% Amortizing Notes due 2001 and the 9.875% Debentures due 2009 issued pursuant to an indenture, dated as of February 15, 1986, as supplemented by the first supplemental indenture, dated as of April 15, 1989, each between us and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company) and the 6.625% Notes due 2007, the 7.15% Debentures due 2027 and the 6.875%

Debentures due 2029 issued pursuant to an indenture dated as of November 4, 1997 between us and The Chase Manhattan Bank, as supplemented by the first supplemental indenture, dated as of June 1, 2001, between us, The Chase Manhattan Bank and The Bank of New York. The Bank of New York is series trustee of the 7.125% Notes due 2011 issued pursuant to an indenture dated as of November 4, 1997, between us and The Chase Manhattan Bank, as supplemented by the first supplemental indenture, dated as of June 1, 2001, between us, The Chase Manhattan Bank and The Bank of New York.

Under the provisions of the Trust Indenture Act of 1939, as amended, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate the conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of the 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

PLAN OF DISTRIBUTION

We may sell debt securities to or through one or more underwriters or dealers and also may sell debt securities to other investors directly or through agents.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter or agent will be identified, and any compensation received from us will be described, in the applicable prospectus supplement.

Under agreements which may be entered into by us, underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE DEBT SECURITIES

Unless otherwise indicated in a prospectus supplement relating to offered debt securities, the validity of the debt securities will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, and by Sullivan & Cromwell, Palo Alto, California, counsel for the underwriters or agents.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.